Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA,

ORANGE COUNTY, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

August 25, 2010

Sonic Solutions

7250 Redwood Blvd., Suite 300

Novato, California 94945

Re:	Sonic Solutions Form S-4 Registration Statement

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 18,404,044 shares (the “Securities”) of common stock, without par value, of Sonic Solutions, a California corporation (the “Company”), to be issued in connection with the Agreement and Plan of Merger, dated as of June 1, 2010, as amended by Amendment No. 1 thereto, dated August 25, 2010, by and among the Company, Siracusa Merger Corporation, a Delaware corporation, Siracusa Merger LLC, a Delaware limited liability company, and DivX, Inc., a Delaware corporation (the “Merger Agreement”), we, as your counsel, have examined the registration statement relating to the Securities (the “Registration Statement”), such corporate records, certificates of public officials and the Company, and other documents, made such inquiries of officials of the Company and considered such questions of law, as we have deemed necessary or appropriate for the purposes of rendering this opinion. We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Upon the basis of such examination, we are of the opinion that the Securities have been duly and validly authorized, and upon issuance, delivery, and payment for the Securities in the manner contemplated by the Merger Agreement and the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the Corporations Code of the State of California, and we are expressing no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP